Exhibit 99.9
For Immediate Release:
HARBINGER GROUP INC. COMPLETES SPECTRUM BRANDS SHARE EXCHANGE
WITH HARBINGER CAPITAL PARTNERS
     NEW YORK (January 7, 2011) — Harbinger Group Inc. (“HGI”; NYSE: HRG) today announced the consummation of the transactions contemplated by the Contribution and Exchange Agreement entered into on September 10, 2010, between HGI and Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”), whereby HGI obtained a majority interest in global consumer products company Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB) from the Harbinger Parties in exchange for newly issued shares of HGI common stock (the “Spectrum Transaction”).
     HGI is a publicly-traded holding company in which, giving effect to the Spectrum Transaction, the Harbinger Parties collectively hold approximately 93% of the outstanding common stock. HGI received approximately 54.4% of the outstanding Spectrum Brands common stock from the Harbinger Parties in the Spectrum Transaction. Spectrum Brands continues as a stand-alone publicly-traded company, and the Spectrum Transaction has no impact on its credit profile or financial position.
     On November 15, 2010, HGI completed its offering of $350.0 million aggregate principal amount of 10.625% senior secured notes due 2015 (the “Notes”). The proceeds of the offering were escrowed pending consummation of the Spectrum Transaction and have been released from escrow to HGI. HGI intends to use the net proceeds from the offering for general corporate purposes, which may include acquisitions and other investments
     Including these proceeds, the pro forma combined value of HGI’s cash, cash equivalents and short-term investments as of September 30, 2010 would be approximately $468 million.
     Philip Falcone, CEO of Harbinger Capital Partners LLC and of HGI, said, “Harbinger Group Inc.’s controlling interest in Spectrum Brands underscores our long-term commitment to this business, and we are confident in the growth and cash flow generation potential of its market-leading consumer brands. This transaction marks the first step in HGI’s strategy to acquire significant equity stakes in businesses across a diversified range of industries. Combined with HGI’s successful recent capital raise and resulting liquidity strength, HGI is well positioned to pursue further strategic opportunities.”
Change in Fiscal Year
     In connection with the consummation of the Spectrum Transaction, HGI has changed its fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands.
     HGI will file an annual report on Form 10-K for its fiscal year ended December 31, 2010. As a result of the Spectrum Transaction and the change in HGI’s fiscal year, HGI’s next quarterly report on Form 10-Q will be for the six months ended April 3, 2011, which will reflect the combination of HGI and Spectrum Brands retrospectively to the beginning of that six-month period. HGI’s remaining reporting periods for 2011 are expected to end on April 3, 2011, July 3, 2011 and September 30, 2011.

About Harbinger Group Inc.
Harbinger Group Inc. (“HGI”; NYSE:HRG) is a holding company that seeks to acquire significant interests in businesses across a diverse range of industries and bring an owner’s perspective to building long-term value for stockholders. As of September 30, 2010 on a pro forma basis, HGI has approximately $468 million in consolidated cash, cash equivalents and short-term investments, reflecting the issuance of the Notes. A majority of HGI’s outstanding common stock is owned by investment funds affiliated with Harbinger Capital Partners LLC. HGI makes certain reports available free of charge on its website at http://www.harbingergroupinc.com as soon as reasonably practicable after this information is electronically filed, or furnished to, the United States Securities and Exchange Commission.
About Harbinger Capital Partners
Harbinger Capital Partners is a multi-billion dollar private investment fund based in New York. The firm was founded in 2001 and employs a fundamental approach to deep value and distressed credit investing. Harbinger Capital Partners is led by Philip A. Falcone, its Chief Executive Officer, who has more than 20 years of investment experience across an array of market cycles.
About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands Holdings’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generated net sales of $3.1 billion from continuing operations in fiscal 2010. For more information, visit www.spectrumbrands.com.
For more information, please contact:
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
or
Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Some of the statements contained in this press release may be forward-looking statements based upon management’s current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such forward-looking statements. These statements and other forward-looking statements made from time-to-time by Harbinger Group Inc. (the “Company”) and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that the Company may not be successful in identifying any suitable future acquisition opportunities and those factors listed under the caption “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, as well as in the Company’s most recently filed Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.